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                                                                     Exhibit 8.1

         [LETTERHEAD OF SQUADRON ELLENOFF PLESENT & SHEINFELD LLP]

                                 March 21, 2001

The News Corporation Limited
c/o News America Incorporated
1211 Avenue of the Americas
New York, New York 10036

Gentlemen:

   We have acted as counsel to you, The News Corporation Limited ("News Corp"), a South Australia corporation, in connection with the proposed mergers (the "Mergers") of Chris-Craft Industries, Inc. ("Chris-Craft"), BHC Communications, Inc. ("BHC") and United Television, Inc. ("UTV") either with and into News Publishing Australia Limited ("NPAL"), a Delaware corporation and a subsidiary of News Corp, or with a subsidiary of Fox Entertainment Group, Inc. ("FEG"), a Delaware corporation and an indirect subsidiary of News Corp. This opinion is being furnished in connection with the preparation and filing of Amendment No. 1 to the Registration Statement on Form F-4 (Registration No. 333-51434) (the "Registration Statement") relating to the Mergers.

   In rendering our opinion, we have reviewed the Registration Statement and such other materials as we have deemed necessary or appropriate as a basis for our opinion. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of News Corp, NPAL, FEG, Chris-Craft, BHC, UTV and others and have assumed that such statements and representations are true without regard to any qualification as to knowledge and belief. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the U.S. Department of Treasury (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant, in each case as in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time, perhaps with retroactive effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions stated herein.

   Based upon the foregoing and subject to the caveats and conditions set forth under the heading "Material Income Tax Consequences--Material U.S. Federal Income Tax Consequences," it is our opinion that such discussion constitutes in all material respects a fair and accurate summary of the anticipated material U.S. federal income tax consequences of the Mergers to U.S. Holders, as defined in the Registration Statement, under existing law. There can be no assurance that the IRS will not assert contrary positions.

   This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Registration Statement. Any variation or difference in any fact from those set forth or assumed either herein or in the Registration Statement may affect the conclusions stated herein.

   In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "Material Income Tax Consequences--Material U.S. Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/ SQUADRON ELLENOFF PLESENT

                                             & SHEINFELD LLP